Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

Trimeris Reports First Quarter 2010 FUZEON Sales Results

DURHAM, N.C. - April 14, 2010 - Trimeris, Inc. (Nasdaq: TRMS) ("Trimeris") today announced worldwide net sales of FUZEON for the first quarter of 2010 were $24.4 million, down 12 percent from $27.8 million in the first quarter of 2009, and down 4 percent from $25.5 million in the fourth quarter of 2009. Net sales of FUZEON in the U.S. and Canada for the first quarter of 2010 were $7.2 million, down 28 percent from $10.0 million in the first quarter of 2009, and down 20 percent from $9.0 million in the fourth quarter of 2009. Net sales of FUZEON outside the U.S. and Canada for the first quarter of 2010 were $17.3 million, down 3 percent from $17.8 million in the first quarter of 2009, and up 5 percent from $16.5 million in the fourth quarter of 2009. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd., Trimeris' collaborative partner.

Trimeris plans to release its complete financial results for the first quarter of 2010 in early May 2010.

Net FUZEON Sales

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2008:
(millions)	2010
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$7.2
Ex. U.S/Canada Net Sales	17.3
Global Net Sales	$24.4
Brazil Purchase*	$7.8

	2009
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$10.0	$9.7	$10.4	$9.0	$39.1
Ex. U.S/Canada Net Sales	17.8	19.4	19.4	16.5	73.1
Global Net Sales	$27.8	$29.1	$29.8	$25.5	$112.2
Brazil Purchase*	$7.1	$8.0	$7.8	$7.6	$30.4

	2008
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$17.0	$16.1	$14.9	$16.1	$64.2
Ex. U.S/Canada Net Sales	25.7	22.2	30.6	24.4	102.8
Global Net Sales	$42.7	$38.3	$45.5	$40.5	$167.0
Brazil Purchase*	-	-	$11.4	$10.0	$21.4

(numbers may not add due to rounding)

*included in Ex. U.S/Canada Net Sales and Global Net Sales

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2010, and its subsequent periodic reports filed with the SEC.

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